Bradley J. Bell

December 21, 2022

Dawn Farrell, Chair of the Board

Mark Newman, Chief Executive Officer

Chemours Corporation

Dear Dawn and Mark:

At the end of our last Compensation and Leadership Development Committee (CLDC) meeting, management shared a brief update on changes that had been made to employee benefits at Chemours, and those to become effective in 2023. Included in that roster was the introduction of medical benefits for employees and their dependents to cover transgender procedures, abortions and, beginning in 2023, travel benefits for those needing to travel more than 100 miles to obtain such medical services. I am sure you will remember I voiced my strong disagreement with Chemours taking this direction, and shared my thinking in that committee meeting and, the next day, in the executive session of the meeting of the full board. While I do not believe it is the board’s role to design employee benefit plans, I strongly believe the board has a major role in setting the moral tone and direction for Chemours overall. I find these provisions in our benefit plans to be morally and ethically wrong, and I have been wrestling with that fact since our meeting. In the end, I find I cannot reconcile my participation on the Chemours board with my beliefs and commitments to other organizations promoting the opposing viewpoint. Accordingly, please accept this letter as official notice of my resignation from the board of directors of Chemours; for administrative ease, I will suggest January 2, 2023 as the effective date.

I strongly disagree with the direction we are taking on abortion, which management introduced in the committee discussion as a “women’s health issue” and as something that employees had been requesting. While “women’s health issue” has been a common label for the topic of abortion in social discussions, it truly misrepresents this practice and I believe we are facilitating a medical procedure with serious detrimental physical and mental health issues.

As you may be aware, I am involved with a network of women’s medical clinics and education centers dedicated to serving birthparents facing an unplanned pregnancy. It is amazing to learn how many of our patients come in truly uninformed or misinformed about the life they carry in the womb. When they see the medical science proving that life begins at fertilization rather than at birth, and when an ultra-sound shows them the very human nature of the life they might have thought of as dispensable, they think very differently about abortion as one of their options. Abortion is unique in that it is the only medical procedure I know of specifically designed to ensure the patient – in this case, a preborn, living child – does not survive. We at Chemours pride ourselves as being a company led by science, yet here we are facilitating the destruction of a living being. We wouldn’t condone or facilitate extinguishing the life of a 5-year old - - why do we take a different position on preborn babies, also living, human beings?

Further, science has taught us much about the serious follow-on physical and mental health issues of women who have had an abortion, and we see this with the patients that come into our clinics. Numerous studies have confirmed the fact that having an abortion significantly increases the incidence of breast and other cancers in women. It raises the risk of future infertility and, for those who do get pregnant, raises the risk of premature births, along with the health hazards attendant in such cases. The clinics and education centers with which I am involved also have an active program for counseling women who carry the mental health baggage of grief, guilt, depression, and anger years, even decades, after having had an abortion. Interestingly, these issues are known to plague men as well.

Chemours management mentioned that this “benefit” was something that employees had indicated as being important to them. Is that truly the case, or is the company simply wanting to make a statement in our increasingly “woke” culture? When I asked, I learned there have been [*******] provided under our medical plan, yet now we are joining the movement to transport employees or their dependents across state lines to secure abortions under conditions more “favorable” than allowed in their state of residence. Sadly, six states in the U.S. permit abortion at any stage in a pregnancy, without restrictions.

Why would we want to facilitate such a procedure for our employees and their families? What would a more enlightened, thoughtful employee benefit look like? Why not consider encouraging (if not requiring) a consultative visit to a women’s clinic serving those with unplanned pregnancies before agreeing to fund an abortion? There are many of these across the nation, and many of these provide services including ultrasounds at no charge. Why not introduce a benefit supporting adoption placements, including perhaps forms of support for an employee or their family member through the term of pregnancy? I believe these are the type of offerings that better serve our employee base.

I will tell you that I have greatly enjoyed my board service to Chemours in the seven and one-half years since the spin from DuPont. I have been proud of all that management has accomplished in refining the business portfolio and establishing Chemours as a global leader in its chosen segments. But since learning of our current and planned employee benefit offerings, I lost the pride I felt in my affiliation and know I must terminate my board service. I trust you can respect this decision.

Very truly yours,

/s/ Bradley J. Bell